Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

     AMENDMENT NO. 4 (the “Amendment”), dated as of August 2, 2007, to the Rights Agreement, dated as of December 16, 1997, as amended (“Rights Agreement”), by and between CheckFree Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association (as successor to The Fifth Third Bank), as Rights Agent (the “Rights Agent”).

RECITALS

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     WHEREAS, Fiserv, Inc., a Wisconsin corporation (“Parent”), Braves Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company contemplate entering into an Agreement and Plan of Merger (the “Plan”) pursuant to which the Company will merge with and into Merger Sub (the “Merger”). The Board of Directors of the Company has approved the Plan.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

A. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Fiserv” means Fiserv, Inc., a Wisconsin corporation.

“Merger” shall mean the “Merger” as such term is defined in the Plan.

“Plan” shall mean the Agreement and Plan of Merger, dated as of August 2, 2007, by and between Parent, Merger Sub and the Company, as it may be amended from time to time.

B. Amendment of the definition of “Expiration Date”. Section 1(n) of the Rights
Agreement is hereby amended and restated in its entirety as follows:

““Expiration Date” shall mean the earlier of (i) the consummation of the Merger and (ii) December 16, 2007, unless the Distribution Date shall occur on or prior to such date and the Rights shall have separated from the Common Shares pursuant to the terms of this Agreement, in which case “Expiration Date” shall mean the date which is the tenth anniversary of the Distribution Date.”

C. Amendment of the definition of “15% Stockholder”. The definition of “15%
Stockholder” in Section 1(ff) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of
Fiserv or any of its Affiliates or Associates shall be deemed to be a 15% Stockholder solely by virtue of (i) the execution of the Plan, (ii) the consummation of the Merger or
(iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

D. Amendment of the definition of “15% Ownership Date”. The definition of
“15% Ownership Date” in Section 1(ee) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a 15%
Ownership Date shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

E. Amendment of the definition of “Distribution Date”. The definition of
“Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a
Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

F. Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(i):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights
Agreement by virtue of the execution of the Plan or by virtue of any of the transactions contemplated by the Plan, including without limitation the consummation thereof.”

G. New Section 35. Section 35 is hereby added to the Rights Agreement to read in its entirety as follows:

“SECTION 35. THE PLAN.

Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution, delivery or public announcement of the Plan nor the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder shall cause (a) the Rights to become exercisable, (b) Fiserv or any of its Affiliates or Associates to be a 15% Stockholder, (c) a 15% Ownership Date to
occur or (d) a Distribution Date to occur.”

H. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

I. Miscellaneous. This amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This
Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company
hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

CHECKFREE CORPORATION
Attest:

By: /s/ Laura E. Binion_______________	By: /s/ Mark A. Johnson____________
Name: Laura E. Binion	Name: Mark A. Johnson
Title: EVP & General Counsel	Title: Vice Chairman

WELLS FARGO BANK, NATIONAL
ASSOCIATION
Attest:

By: /s/ Suzanne M. Swits_____________	By: /s/ Mark Henning______________
Name: Suzanne M. Switz	Name: Mark Henning
Title: Assistant Secretary	Title: Vice President